Exhibit (d)(1)(D)

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated as of [       ], 2009, by and among EPIX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the holders listed on Schedule I hereto (each a “Stockholder” and, collectively, the “Stockholders”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

RECITALS

WHEREAS, the Stockholders own shares of Common Stock that were distributed to the Stockholders pursuant to an exchange (the “Exchange”) under Section 3(a)(9) of the Securities Act (as defined below) for the Company’s 3.00% Convertible Senior Notes due June 15, 2024; and

WHEREAS, the Company, pursuant to the Exchange, agreed to provide registration rights to any requesting Stockholders who may be deemed affiliates (as defined under Rule 144) of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties agree as follows:

1.  CERTAIN DEFINITIONS.  As used in this Agreement, the following terms will have the following respective meanings:

“Agreement” is defined in the Preamble.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks in the State of New York are generally closed for business.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any stock into which such Common Stock may hereafter be converted or changed (including by way of recapitalization, merger, consolidation, other reorganization or otherwise).

“Company” is defined in the Preamble.

“Covered Person” is defined in Section 5.1 of this Agreement.

“Demand Registration Statement” is defined in Section 2.2 of this Agreement.

“Effective Date” means the date the Registration Statement has been declared effective by the Commission.

“Exchange” is defined in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, and any successor to such statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be amended and in effect.

“Holder” means any Person holding Registrable Shares (including, without limitation, if received pursuant to a transfer) who may be deemed an affiliate (as defined under Rule 144) of the Company.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the automatic effectiveness or the declaration or ordering of effectiveness of such Registration Statement or similar document.

“Registrable Shares” means any (i) Common Stock issued to the Stockholders pursuant to the Exchange, (ii) any other restricted shares of Common Stock held by the Stockholders on the date hereof and (iii) capital stock of the Company issued or issuable, with respect to such shares of Common Stock as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise.

“Registration Expenses” means all expenses incurred by the Company in complying with Section 2 hereof, including, without limitation, all registration and filing fees, listing fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, fees and disbursements of counsel for the Company and its independent public accountants.

“Registration Statement” means a registration statement filed by the Company with the Commission under the Securities Act covering the Registrable Shares.

“Required Holders” means the holders of at least a majority of the Registrable Shares.

“Rule 144” means Rule 144 under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.

“Rule 415” means Rule 415 under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.

“Rule 415 Offering” is defined in Section 2.1 of this Agreement.

“Securities Act” means the Securities Act of 1933, and any successor to such statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be amended and in effect.

“Selling Holder” means any Holder on whose behalf Registrable Shares are registered pursuant to Section 2 hereof.

“Stockholders” is defined in the Preamble.

“Termination Date” means the date on which Registrable Shares cease to be Registrable Shares and cease to have the rights accorded to such shares under this Agreement in accordance with Section 4.3.

“Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or other securities market on which the Common Stock is then traded.

“Underwriters” means the underwriters, if any, of the offering being registered under the 1933 Act.

“Underwritten Offering” means a sale of securities of the Company to an Underwriter or Underwriters for reoffering to the public.

2.	REQUIRED REGISTRATION.

2.1.  Shelf Registration.

2.1.1  At any time or from time to time after the consummation of the Exchange, any Holder of shares of Common Stock issued pursuant to the Exchange may by written notice to the Company, request that the Company file a Registration Statement providing for the resale of all or part of such Holder’s Registrable Shares in an offering to be made on a continuous or delayed basis pursuant to Rule 415 (a “Rule 415 Offering”).

2.1.2  Promptly after receipt of notice requesting registration pursuant to Section 2.1.1, the Company will give written notice of such requested registration to all other Holders of Registrable Shares, if any. Subject to the terms and conditions set forth herein, the Company will prepare and file with the Commission no later than the applicable Filing Deadline (as defined below) a Registration Statement for the resale of the Registrable Shares that the Company has been requested to register by the Holders requesting such registration and all other Registrable Shares that the Company has been requested to register by other Holders, so long as written notice is delivered to the Company not later than five (5) Business Days prior to the effectiveness of the Registration Statement.

2.2.  Underwritten Demand Registrations.

2.2.1  If at any time the Company is not able to register the Registrable Shares of any Holder for resale on a continuous or delayed basis, any Holder or Holders of at least 40% of the Registrable Shares (the “Initiating Holder”) may by written notice to the Company, request that the Company file a Registration Statement (a “Demand Registration Statement”) for the offering of Registrable Shares in the form of a firm commitment Underwritten Offering; and such Initiating Holder may require that all Persons (including other Holders) participating in such registration sell their Registrable Shares to the Underwriters at the same price and on the same terms of underwriting applicable to the Initiating Holder. If any Demand Registration Statement involves an Underwritten Offering, the sole or managing Underwriters and any additional investment bankers and managers to be used in connection with such registration shall be selected by the Initiating Holder (so long as such Underwriter is not affiliated with any such Initiating Holder) for which registration was requested in the request for a Demand Registration Statement, subject to the approval of the Company (such approval not to be unreasonably withheld or delayed).

2.2.2  Promptly after receipt of notice requesting registration pursuant to Section 2.2.1, the Company will give written notice of such requested registration to all other Holders of Registrable Shares, if any. Subject to the terms and conditions set forth herein, the Company will use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Shares that the Company has been requested to register by the Holders requesting such registration and all other Registrable Shares that the Company has been requested to register by other Holders, so long as written notice is delivered to the Company not later than five (5) Business Days prior to the effectiveness of the Registration Statement.

2.2.3  If the sole or lead managing Underwriter, as the case may be, of an Underwritten Offering shall advise the Company in writing (with a copy to each Holder requesting registration) on or before the date five (5) days prior to the date then scheduled for such offering that, in its opinion, the amount of Registrable Shares, if any, requested to be included in such Demand Registration Statement exceeds the number which can be sold in such offering within a price range acceptable to the Holders of at least a majority of the Registrable Shares being included on such Registration Statement (the “Required Holders”) (such writing to state the basis of such opinion and the approximate number of Registrable Shares which may be included in such offering), the Company shall include in such Demand Registration Statement, to the extent of the number which the Company is so advised may be included in such offering without such effect, the Registrable Securities requested to be included in the Demand Registration Statement by the Holders allocated pro rata among the Holders based on the number of Registrable Shares held by each Holder. In the event the Company shall not, by virtue of this Section 2.2.3, include in any Demand Registration Statement all of the Registrable Shares of any Holder requesting to be included in such Demand Registration Statement, such Holder may, upon written notice to the Company given within five (5) days of the time such Holder first is notified of such matter, reduce the amount of Registrable Shares it desires to have included in such Demand Registration Statement, whereupon only the Registrable Shares, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Shares to be included in such Demand Registration Statement.

2.2.4  If requested by the sole or lead managing Underwriter for any Underwritten Offering effected pursuant to a Demand Registration Statement the Company shall enter into a customary underwriting agreement with the Underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Required Holders of the registration.

2.2.5  The Holders of Registrable Shares to be distributed by Underwriters in an Underwritten Offering contemplated by Section 2.2.1 shall be parties to the underwriting agreement between the Company and such

Underwriters and may, at such Holders’ option, require that any or all of the conditions precedent to the obligations of such Underwriters under such underwriting agreement be conditions precedent to the obligations of such Holders of Registrable Shares. No Holder shall be required to make any representations or warranties to, or agreements with, the Company or the Underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s Registrable Shares and such Holder’s intended method of disposition.

2.2.6  Notwithstanding anything herein to the contrary, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell its securities on the same terms and conditions provided in any underwritten arrangements approved by the Persons entitled hereunder to approve such arrangement and (ii) accurately completes and executes in a timely manner all questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements and other documents customary for such an offering and reasonably required under the terms of such underwriting arrangements.

2.3.  Limitations.

2.3.1  The Company shall not be required to file more than two (2) Registration Statements in any twelve (12) month period pursuant to Section 2.

2.3.2  The Stockholders shall not be entitled to request the filing of a Registration Statement less than ninety (90) days following the date of effectiveness of any prior Registration Statement filed hereunder.

2.3.3  The Company shall not be required to file a Registration Statement pursuant to Section 2 unless the number of shares to be included in the Registration Statement shall equal at least two percent (2%) of the then outstanding Common Stock.

2.3.4  Neither the Company nor any Person other than a Holder shall have the right to include any shares in a Registration Statement filed pursuant to this Section 2.

2.4.  A registration request delivered by a Holder pursuant to Section 2.1 or 2.2 may be withdrawn prior to the filing of the applicable Registration Statement by the written request of Holders of at least a majority of the Registrable Shares being included on such Registration Statement (the “Required Holders”) (a “Withdrawn Request”) and a Registration Statement may be withdrawn prior to the effectiveness thereof by the Required Holders of the registration (a “Withdrawn Registration”) and such withdrawals shall be treated as a Registration Statement which shall have been effected pursuant to this Section 2, unless the Required Holders of such registration reimburse the Company for its reasonable out-of-pocket Registration Expenses relating to the preparation and filing of such Registration Statement (to the extent actually incurred); provided, however, that if a Withdrawn Request or Withdrawn Registration is made because of a material adverse change in the business or financial condition of the Company, then such withdrawal shall not be treated as a Registration Statement effected pursuant to this Section 2 (and shall not be counted toward the number of Registration Statements to which such Holders are entitled), and the Company shall pay all Registration Expenses in connection therewith. Any Holder requesting inclusion in a Registration may, at any time prior to the effective date of the Registration Statement (and for any reason), revoke such request by delivering written notice to the Company revoking such requested inclusion.

3.	REGISTRATION PROCEDURES. If and whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company and the Selling Holders will take the actions described below in this Section 3.

3.1.  Registration Statement.

3.1.1  In the case of any Registration Statement requested pursuant to Section 2, the Company will prepare and file such Registration Statement within thirty (30) days after receipt of a request from a Stockholder (the “Filing Deadline”) and undertake reasonable best efforts to have such Registration Statement declared effective no later than ninety (90) days thereafter (the “Effectiveness Deadline”); provided, that, during any periods that the Company is unable to meet its obligations hereunder with respect to a Demand Registration Statement because any Holder fails to comply with its obligations under Section 2.2, all obligations of the Company hereunder, the performance of which depends upon such Holder complying with its obligations set forth in Section 2.2 shall be suspended, and all related time periods shall be tolled until such Holder complies with such obligations.

3.1.2  The Company shall undertake reasonable best efforts to file the Registration Statement on Form S-3. In the event that Form S-3 is not available for the registration of the resale of Registrable Shares hereunder, the Company shall undertake reasonable best efforts to (i) register the resale of the Registrable Shares on another appropriate form reasonably acceptable to the Holders and (ii) undertake to register the Registrable Shares on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

3.1.3  By 9:30 a.m. New York time on the Business Day following the Effective Date, the Company shall file with the Commission in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement.

The Required Holders shall have the right to select one legal counsel to review and oversee any registration pursuant to this Agreement (“Legal Counsel”), which shall be Schulte Roth & Zabel LLP or such other counsel as thereafter designated by the Required Holders. The Company and Legal Counsel shall reasonably cooperate with each other in performing the Company’s obligations under this Agreement. The Company shall also reimburse the Stockholders for the fees and disbursements of Legal Counsel in connection with registration, filing or qualification pursuant to Sections 2 and 3 of this Agreement which amount shall be limited to $20,000 for each such Registration Statement.

3.1.4  The Company shall (A) permit the Holders and Legal Counsel to review and comment upon (i) a Registration Statement at least three (3) Business Days prior to its filing with the Commission and (ii) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports) within a reasonable time prior to their filing with the Commission, and (B) not file any Registration Statement or amendment or supplement thereto in a form to which a Holder or Legal Counsel reasonably objects; provided, that, during any periods that the Company is unable to meet its obligations hereunder with respect to the registration of Registrable Securities because any Holder or Legal Counsel objects to the form of such Registration Statement or amendment or supplement thereto, all obligations of the Company hereunder, the performance of which depends upon resolving such objection as provided in this Section 3.1.4 shall be suspended, and all related time periods shall be tolled until such objection is resolved by the Company and such Holder or Legal Counsel, as applicable; provided, further, that if such objection relates solely to disclosure to be included in a Registration Statement related to a specific Holder or Holders, the Company shall file the Registration Statement with respect to all other Holders within the applicable time period if such objection remains unresolved. The Company shall furnish to the Holders and Legal Counsel, without charge, copies of any correspondence from the Commission or the staff of the Commission to the Company or its representatives relating to any Registration Statement.

3.1.5  The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Shares for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify each Holder who holds Registrable Shares being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

3.1.6  The Company shall cooperate with the Holders who hold Registrable Shares being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Shares to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders may reasonably request and registered in such names as the Holders may request.

3.1.7  Neither the Company nor any subsidiary or affiliate thereof shall identify any Holder as an underwriter in any public disclosure or filing with the Commission or any securities exchange or other securities market without such Holder’s written consent and any Holder being deemed an underwriter by the Commission shall not relieve the Company of any obligations it has under this Agreement, other than those under Section 2.1.

3.2.  Amendments and Supplements.

3.2.1  In the case of a Registration Statement filed pursuant to Section 2, the Company will use its reasonable best efforts to prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of (i) the time that the Registrable Shares covered by such Registration Statement have been disposed of pursuant thereto and (ii) with respect to any Holder, the time that all such Registrable Shares of such Holder covered by the Registration Statement can be sold without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act.

3.2.2  The Company will use reasonable best efforts to file any post-effective amendments to any Registration Statement filed for an offering to be made on a continuous basis pursuant to Rule 415, and any supplements to the prospectus included within any such Registration Statement, as may be reasonably requested by any Selling Holder to reflect any change in the plan of distribution with respect to Registrable Shares included in any such Registration Statement.

3.3.  Copies of Prospectus.  The Company will furnish to each Selling Holder such reasonable number of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Selling Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Selling Holders.

3.4.  Blue Sky Qualification.  The Company will use its reasonable best efforts to register or qualify the Registrable Shares covered by a Registration Statement under the securities or blue sky laws of all applicable jurisdictions in the United States, and do any and all other acts and things that may be necessary or desirable to enable the Selling Holder to consummate the public sale or other disposition in such jurisdictions of the Registrable Shares covered by the Registration Statement; provided, however, that the Company will not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it would not otherwise be so subject.

3.5.  Listing.  The Company will use its reasonable best efforts to cause all Registrable Shares covered by the Registration Statement to be listed on each securities exchange or other securities market, if any, on which the Common Stock is then listed.

3.6.  Notice of Prospectus Defects.  The Company will promptly notify the Selling Holders of the happening of any event, as a result of which the prospectus included or to be included in the Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. In addition, the Company will promptly notify the Selling Holders of any stop orders issued by the Commission with respect to the Registration Statement. Upon receipt of any such notification, the Selling Holders will immediately cease making offers of Registrable Shares and, in the case of an event described in the first sentence of this Section 3.6, return all prospectuses to the Company (other than a limited number of copies retained for file purposes).

3.7.  Delay of Registration and Suspension of Offering.  If at any time during the period beginning on the date of this Agreement until the Termination Date, the board of directors of the Company determines in the exercise of reasonable good faith judgment that the filing of a registration statement or the distribution under an effective Registration Statement hereunder would require disclosure of any financing, acquisition, corporate reorganization or other transaction or development involving the Company or any of its subsidiaries that is or would be material to the Company and that, in the reasonable good faith business judgment of the board of directors, such disclosure would not at that time be in the best interests of the Company, then the Company may direct that a request for registration hereunder be delayed or that use of the prospectus contained in a Registration Statement be suspended, as applicable. The Company will notify all Holders requesting the registration or all Selling Holders and the underwriters, if any, as the case may be, of the delay or suspension. In the case of notice suspending an effective Registration Statement, each Selling Holder will immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Holder has received copies of a supplemented or amended prospectus or until such Selling Holder is advised in writing by the Company that the then-current prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus.

The Company may not exercise the rights provided by Section 3.7 to effect a delay or suspension for more than ninety (90) days in any three hundred sixty (360) day period, whether or not consecutive (an “Allowable Grace Period”).

4.	CERTAIN OTHER PROVISIONS.

4.1.  Grant of Other Rights.  The Company may grant registration rights to other persons without the prior consent of the Stockholders; provided, that, no such grant will conflict with any of the provisions of this Agreement. Neither the Company, nor any of its security holders (other than the holders of Registrable Shares in such capacity) shall have the right to include any securities of the Company in any Registration Statement other than Registrable Shares.

4.2.  Additional Procedures.  Each Selling Holder will furnish to the Company such information regarding such Selling Holder and the distribution proposed by such Selling Holder as the Company may request in writing and as will be required in connection with any registration, qualification or compliance referred to in Section 3.

4.3.  Termination of Status as Registrable Shares.  Registrable Shares will cease to be Registrable Shares and cease to have the rights accorded to such shares under this Agreement upon the earliest to occur of the following events: (i) such shares shall have been disposed of pursuant to an effective Registration Statement under the Securities Act, (ii) such shares shall have been transferred pursuant to a transaction under Rule 144 or (iii) such shares shall have become eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act.

4.4.  The rights under this Agreement shall be automatically assignable by a Stockholder to any transferee that acquires a number of Registrable Shares equal to at least one percent (1%) of the Registrable Shares then outstanding if: (i) the Stockholder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws; and (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee delivers to the Company a written instrument by which such transferee or assignee agrees to be bound by the obligations imposed upon Stockholders under this Agreement to the same extent as if such transferee or assignee were a Stockholder under this Agreement.

5.	INDEMNIFICATION.

5.1.  Company Indemnification.  In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, then to the extent permitted by law, the Company will indemnify and hold harmless each Selling Holder, its directors and officers and each other Person, if any, who controls such Selling Holder within the meaning of the Securities Act or the Exchange Act (each such Person being a “Covered Person”) against any losses, claims, damages or liabilities, joint or several, to which such Covered Person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any violation of securities laws by the Company, (ii) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement (or any amendment thereto) under which such Registrable Shares were registered under the Securities Act, as of the effective date of any such Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein not misleading, as of the effective date of any such Registration Statement (or any amendment thereto), or (iii) solely during the period that the Company is required to keep a prospectus current in accordance with Section 3.2, any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final prospectus (or any amendment or supplement thereto), at the time of sale of securities thereunder, that was filed in connection with a Registration Statement under which such Registrable Shares were registered under the Securities Act, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at the time of sale of securities thereunder; and the Company will reimburse such Covered Person for any legal or any other expenses reasonably incurred by such Covered Person, as they are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable to any Covered Person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Covered Person specifically for use in the preparation thereof.

5.2.  Selling Holder Indemnification.  In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, then to the extent permitted by law, each Selling Holder will indemnify and hold harmless the Company, each of its directors and officers and each Person (other than such Selling Holder), if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers or controlling persons may become subject under the Securities Act, Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement (or any amendment thereto) under which such Registrable Shares were registered under the Securities Act, as of the effective date of any such Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein not misleading, as of the effective date of any such Registration Statement (or any amendment thereto) or (ii) solely during the period that the Company is required to keep a prospectus current in accordance with Section 3.2, any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final prospectus (or any amendment or supplement thereto), at the time of sale of securities thereunder, that was filed in connection with a Registration Statement under which such Registrable Shares were registered under the Securities Act, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at the time of sale of securities thereunder, and each Selling Holder will reimburse the Company, such directors and officers or controlling persons for any legal or any other expenses reasonably incurred by the Company, such directors and officers or controlling persons, as they are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action, if the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Selling Holder, specifically for use in connection with the preparation of such Registration Statement or prospectus, or any amendment or supplement thereto; provided, however, that the obligations of such Selling Holder hereunder will be limited to an amount equal to the net proceeds to such Selling Holder from the disposition of Registrable Shares pursuant to such registration.

5.3.  Notice of Claims, etc.  Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim of the type referred to in the foregoing provisions of this Section 5, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give written notice to each such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give such notice will not relieve such indemnifying party of its obligations under this Section 5, except to the extent that such indemnifying party is materially prejudiced by such failure. In case any such action is brought against an indemnified party, each indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and (subject to the following sentence) after notice from an indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. The indemnified party may participate in such defense at such party’s expense; provided, however, that the indemnifying party will pay such expense if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between the indemnified party and any other party represented by such counsel in such proceeding; provided, further, that in no event will the indemnifying party be required to pay the expenses of more than one law firm as counsel for all indemnified parties pursuant to this sentence, plus one local counsel in each relevant jurisdiction if necessary. If, within thirty (30) days after receipt of the notice, such indemnifying party has not elected to assume the defense of the action, such indemnifying party will be responsible for any legal or other expenses reasonably incurred by such indemnified party in connection with the investigation and defense of the action, suit, investigation, inquiry or proceeding. An indemnifying party may, in the defense of any such claim or litigation, consent to the entry of a judgment or enter into a settlement without the consent of the indemnified party only if such judgment or settlement contains an unconditional release of the indemnified party in respect of such claims or litigation, contains no admission of culpability and involves only the payment of monetary damages, which such indemnifying party is able to pay. No indemnified party will consent to entry of any judgment or settle such claim or litigation without the prior written consent of the indemnifying party, which may not be unreasonably withheld. The indemnified party shall cooperate reasonably with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

The indemnification required by this Section 5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or indemnified losses, claims, damages or liabilities are incurred.

The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the indemnified party against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

5.4.  Contribution.  If the indemnification provided for in Sections 5.1 or 5.2 hereof is unavailable to a party that would have been an indemnified party under any such Section in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder will, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof); provided, however, that the obligations of any Selling Holder hereunder will be limited to an amount equal to the net proceeds to such Selling Holder from the disposition of Registrable Shares pursuant to such registration. The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to in this Section 5.4 will include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

6.	MISCELLANEOUS.

6.1.  Governing Law.  This Agreement, the rights of the parties and all claims, actions, causes of action, suits, litigation, controversies, hearings, charges, complaints or proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.2.  Entire Agreement; Amendment and Waiver.  This Agreement, together with any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. Any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Stockholders. Any such amendment, termination or waiver will be binding on all Holders.

6.3.  Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Company, to it at:

EPIX Pharmaceuticals, Inc.
4 Maguire Road
Lexington, MA 02421
Attention: Chief Financial Officer
Facsimile: (781) 761-7632
Telephone: (781) 761-7600

and a copy (which shall not constitute notice) to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Facsimile: (617) 523-1231
Telephone: (617) 570-1000
Attention: Edward A. King, Esq.

If to the Stockholders, to the address set forth on the signature pages to this Agreement, with a copy to the Stockholders’ counsel:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Facsimile: (212) 593-5955
Telephone: (212) 756-2000
Attention: Eleazer N. Klein, Esq.

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 6.3 to each of the other parties hereto.

6.4.  Binding Effect; Succession and Assignment; No Third-Party Beneficiary.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

6.5.  Severability.  If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

6.6.  Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

6.7.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

6.8.  Holders.  The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder, and no provision of this Agreement is intended to confer any obligations on any Holder vis-à-vis any other Holder. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed by their duly authorized representative as of the date first above written.

THE COMPANY:		EPIX PHARMACEUTICALS, INC.

By:
Name:
Title:

STOCKHOLDERS:
Name of Holder:
Signatory:
Title:
Address For Notice:

Schedule I

Stockholders

To Come.